UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2014 (July 28, 2014)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55198	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 28, 2014, the due diligence period expired relating to the potential acquisition by American Realty Capital – Retail Centers of America, Inc. (the “Company”) of Northlake Commons shopping center, located in Charlotte, North Carolina (the “Property”). Such due diligence review and the respective deposit were conditions to the closing of the acquisition, pursuant to the purchase and sale agreement, dated as of July 10, 2014, which included other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by Northlake Commons, L.L.C. (the “Seller”). The Seller does not have a material relationship with the Company and the acquisition will not be an affiliated transaction. Although the Company believes that the acquisition of the Property is probable, there can be no assurance that the acquisition will be consummated.

The Property contains approximately 79,000 rentable square feet and is 92% leased to 25 tenants. Five tenants, The Men’s Warehouse, Inc. (NYSE: MW), Fox and Hound Restaurant Group, Party City Corporation, Olive Garden, a division of Darden Restaurants, Inc. (NYSE: DRI) and Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB), represent approximately 35% of the annualized rental income of the Property.

The lease to The Men’s Wearhouse, Inc., which is rated by major credit rating agencies, contains 6,750 rentable square feet. The lease commenced in June 2006, has a 10-year term and expires in June 2016. The lease contains no additional rental escalations. The lease contains two renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The lease to Fox and Hound Restaurant Group contains 7,148 rentable square feet. The lease commenced in October 2006, has a 13-year term and expires in March 2019. The lease contains no rental escalations. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The lease to Party City Corporation contains 12,775 rentable square feet. The lease commenced in January 2013, has a 10-year term and expires in January 2022. The lease contains rental escalations of 7.8% and 12.7% in 2015 and 2017, respectively. The lease contains two renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The lease to Olive Garden, a division of Darden Restaurants, Inc., which is rated by major credit rating agencies, is a ground lease of approximately 2.3 acres of land. The lease commenced in February 2006, has a 15-year term and expires in February 2021. The lease contains a 10.0% rental escalation in 2016. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.1 million.

The lease to Red Robin Gourmet Burgers, Inc. is a ground lease of approximately 1.8 acres of land. The lease commenced in July 2006, has a 15-year term and expires in August 2021. The lease contains a 10.0% rental escalation in 2016. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.1 million.

The contract purchase price of the Property is approximately $31.5 million, exclusive of closing costs. The Company intends to fund approximately 50% of the purchase price with proceeds from the Company’s ongoing initial public offering and the remainder through financing on the Property. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: August 1, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors